Barfresh Provides Annual 2018 Update on Recent Business Progress

Full Year 2018 Revenue Increased 112% to Over $4.2 Million

Over 350 School Locations and 100 Armed Forces Dining Facilities Signed Entering 2019

BEVERLY HILLS, Calif., April 01, 2019 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend beverages, is providing an update on recent business developments in conjunction with the filing of its form 10-K for the fiscal year ended December 31, 2018.

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “Over the course of 2018 our Company achieved many important milestones that have us well positioned for strong profitable growth in 2019 and beyond, including the approval of the rollout of our products in a national restaurant chain with over 2,500 locations. In addition, we received approval to sell our products into all branches of the U.S. Armed Forces, we are now in 100 military base dining facilities, and that number is expected to grow significantly during 2019. We have dramatically expanded the number of schools serving our product to over 350 by the end of 2018. The progress we made in all sales channels helped us achieve our record full year revenue of over $4.2 million, up 112% over the prior year.”

Mr. Delle Coste continued, “In addition to the gains we made in the school, military and QSR channels, we also continued to improve operating efficiency and reduced the overall cost structure of our business, with operating loss narrowing by $1.3 million in the fourth quarter alone, an improvement of 56%. During the year our distribution network was enhanced by our entering in to a new arrangement with DOT Foods. We have also strengthened our balance sheet, through a very attractive capital raise of $4.3 million. We have a long runway of growth ahead of us and are in a position of strength both operationally and financially to tackle these expanding opportunities.”

Full Year and Fourth Quarter 2018 Business Highlights

●	NATIONAL & REGIONAL ACCOUNTS – In November 2018, the Company announced its first major expansion into the QSR channel with written notification of approval for its products to be rolled out into a national QSR with over 2,500 locations. Over the course of 2018, the Company continued to expand its reach within existing customers with the addition of new beverages to menus and expansion into additional locations and restaurant chains. Barfresh continues to grow and test with multiple National and Regional Accounts, including additional QSR’s and casual dine channels, hotel, amusement and National Third Party operators.

●	EDUCATION CHANNEL – The Company’s momentum in the Education channel accelerated further in the fourth quarter with the addition of several new school locations. Barfresh enters 2019 with its products being sold in over 350 school locations across multiple states. In 2018, the Company announced a distribution agreement with one of the largest specialty food suppliers, working exclusively within the education foodservice channel and serving more than 600 school districts with thousands of schools throughout the west and southwest United States. The Company also expanded with multiple national distributor contracts.

●	MILITARY CHANNEL – In March 2018, Barfresh was approved to sell its products into all branches of the U.S. Armed Forces, which serve the 1.3 million active troops. The Company enters 2019 serving 100 U.S. Armed Forces dining facilities. In 2019 the Company expects to realize both the full year impact of these 100 existing military locations, as well as continuing to expand the total number of military locations serviced. In addition, starting this year the Company will begin pursuing international military dining facility locations.

●	EXPANSION OF PRODUCT OFFERINGS – During 2018 the Company expanded its product offerings to include three additional bulk product SKU’s; Non-Sugar Added (“NSA”) Blue Raspberry, NSA Green Watermelon, and NSA Strawberry Kiwi. All three of the new SKU’s have been exceptionally well received by customers, especially in the school channel. This brings the Company’s total portfolio of bulk offerings to eight SKU’s, with the original offerings of NSA Strawberry Banana (Yogurt and Non-Yogurt), NSA Mango Pineapple (Yogurt and Non-Yogurt) and Caramel Macchiato.

●	IMPROVING COST STRUCTURE – The Company continued to reduce general and administrative expenses during 2018, with an overall 18% reduction, driven by a 29% reduction in personnel related costs. The Company has also begun to realize economies of scale as its operations have grown. One example is Shipping and Storage, which has improved from 31% of revenue in 2017, to 20% of revenue in 2018. The Company has consistently reduced fixed overhead over each of the last several quarters, while significantly increasing its net sales during that same period. Management believes that these improvements will continue and will lead to an improved bottom line performance in the coming quarters as net sales increase without the need to add fixed overhead.

●	FUNDING – In February 2019, the Company announced it had raised approximately $4.3 million of capital through the combination of a private placement of equity, and the cash exercise of existing warrants. The two components of the capital raise consisted of an issuance of 4 million shares of common stock at .60 cents per share, with no warrant coverage, and the exercise of 3.1 million existing warrants at an exercise price of .60 cents per share, for total gross proceeds of approximately $4.3 million.

Financial Results

Revenue for the fourth quarter of 2018 was $906,000, an increase of 141%, as compared to $376,000 in the fourth quarter of 2017. The improvement in revenue was primarily the result of channel expansion in the school and military channels, and the growth of the bulk Easy Pour product platform. Operating loss for the fourth quarter of 2018 narrowed to $1 million, as compared with $2.3 million in the fourth quarter of 2017, an improvement of $1.3 million, which was primarily driven by the higher sales, improved gross margin rate, as well as lower G&A expense resulting from the Company’s sales force realignment.

Revenue for the full year 2018 was over $4.2 million, compared to $2 million in 2017, an increase of 112%. The increase in revenue is primarily the result of channel expansion in the school and military channels, and the growth of the bulk Easy Pour product platform. Gross profit margin for the full year 2018 was 51%, an improvement of 6% over last year’s full year gross margin. The Company expects gross profit margins for 2019 to be comparable to that of 2018. Operating loss for full year 2018 was $6.1 million, as compared with $8.9 million, an improvement of $2.7 million, or 31%, which was primarily driven by higher gross profit margin on higher sales and lower G&A expenses.

As of December 31, 2018, the Company had $1 million of cash and $1.2 million of inventory on its balance sheet. In addition, the Company previously announced on February 27, 2019, that during the first quarter of 2019 it has raised approximately $4.3 million of capital through the combination of a private placement of equity, and the cash exercise of existing warrants.

Conference Call

The conference call to discuss these results is scheduled for today, Monday, April 1, 2019, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. Participants from the Company will be Riccardo Delle Coste, Founder and CEO, Joseph Cugine, President, and Joseph Tesoriero, Chief Financial Officer.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Monday, April 15, 2019. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13688719.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial progress and future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, among others. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. The contents of this release should be considered in conjunction with the warnings, risk factors and cautionary statements contained in the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Furthermore, the Company does not intend, and is not obligated, to update publicly any forward-looking statements, except as required by law.

Contact

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com